PROSPECTUS
			   ROUNDY'S, INC.
			23000 Roundy Drive
		    Pewaukee, Wisconsin 53072

	 4,000 Shares Class A (Voting) Common Stock
       300,000 Shares Class B (Non-voting) Common Stock

	Roundy's, Inc. ("Roundy's") hereby offers from time to time shares of Class A Common Stock ("Class A Common") and Class B Common Stock ("Class B Common") (together "Roundy's Stock") at an offering price per share equal to the Book Value per share of Roundy's outstanding stock at the end of the fiscal year prior to the year of purchase, adjusted for subsequent stock dividends and stock splits. This offer is being made exclusively to certain persons purchasing for investment who are engaged in the operation of retail food stores and who are customers of Roundy's, and to the Directors and certain key employees of Roundy's.
Each share of Class A Common is entitled to one (1) vote on all matters on which the stockholders of Roundy's have voting rights. The Class B Common has no voting rights except as provided by law. See "DESCRIPTION OF STOCK." Purchasers of Class A Common must purchase exactly 100 shares for each retail food store operated by such purchaser. The number of shares of Class B Common which may be purchased is limited pursuant to certain policies adopted by Roundy's Board of Directors. See "TERMS OF OFFERING" and Exhibit E attached hereto. This Prospectus also relates to shares of Class B Common which may be issued to stockholder-customers of Roundy's as part of a patronage dividend (see "THE COMPANY--Payment of Patronage Dividends") and in exchange for shares of Class A Common held by stockholder-customers of Roundy's who have ceased to do business with Roundy's. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON."

	This offering is not underwritten. There can be no assurance that all or any part of the securities offered hereby will be sold. The transfer of shares is restricted and there is and will be no market for Roundy's Stock.

    CERTAIN CONSIDERATIONS RELATED TO THE SECURITIES OFFERED HEREBY ARE
		      DISCUSSED UNDER "FACTORS TO BE CONSIDERED"

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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					  Underwriting      Aggregate
			    Price to      Discounts and    Proceeds to
			    Public(1)      Commissions       Company
_________________________________________________________________________

Class A Common      Book Value        None          $
_________________________________________________________________________

Class B Common      Book Value        None          $
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(1) The offering price per share is equal to the Book Value per share of Roundy's outstanding stock at the end of the fiscal year prior to the year of purchase, adjusted for subsequent stock dividends and stock splits. The Book Value per share of Roundy's Stock at December 31, 1994, was $__________.

		The date of this Prospectus is March __, 1995.

		       TABLE OF CONTENTS


Items                                                         Page

Available Information.........................................  i
Incorporation of Certain Documents by Reference...............  ii
Prospectus Summary............................................  1
Factors to be Considered......................................  4
Market for Roundy's Stock and Related Stockholder Matters.....  6
Plan of Distribution..........................................  7
Terms of Offering.............................................  7
Use of Proceeds...............................................  10
Exchange of Class A Common for Class B Common.................  10
Repurchase of Shares..........................................  10
Capitalization................................................  13
Selected Financial Information................................  14
Management's Discussion and Analysis of
  Results of Operations and Financial Condition...............  15
Developments Since the End of the Fiscal Year Ended
  January 1, 1994.............................................  18
The Company...................................................  21
Management....................................................  31
Description of Stock..........................................  33
Voting Trust..................................................  35
Legal Matters.................................................  36
Experts.......................................................  36
Indemnification...............................................  36
Index to Financial Statements.................................  F-1
Exhibit A - Subscription Agreement............................  A-1
Exhibit B - Buying Deposit Agreement..........................  A-2
Exhibit C - Article V of the By-Laws..........................  A-4
Exhibit D - Policy Relating to Redemption of Stock by
	    Inactive Customer Shareholders and Former
	    Employees ........................................  A-6
Exhibit E - Policy Regarding Issuance and Sales of Roundy's,
	    Inc. Stock .......................................  A-12

	No person has been authorized to give any information or make any representations other than as contained in this Prospectus in connection with the offering described herein. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any state in which it is unlawful to make such offer or solicitation.
The delivery of this Prospectus at any time does not imply that there has been no change in the affairs of the Company subsequent to its date of issue.

			 AVAILABLE INFORMATION

	Roundy's is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facili-ties maintained by the Commission at 450 5th Street N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604 and at Room 1102, Federal Building, 26 Federal Plaza, New York, New York 10007, and copies of such material can be obtained from the Public Reference Section of the Commission at 450

5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Company will furnish annual reports to its stockholders within 120 days after the end of each fiscal year, which will include financial statements examined and reported on by independent certified public accountants.

				 i


	Roundy's has filed a Registration Statement under the Securities Act of 1933, as amended, with respect to the issuance of the shares of Roundy's Stock offered hereby. For further information, reference is made to such Registration Statement, of which this Prospectus is a part, and to the exhibits thereto, which are listed in such Registration Statement.

	     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	This Prospectus incorporates certain documents by reference which are not delivered herewith. The following documents filed with the Commission under the 34 Act (Commission File No. 2-66296) are incorporated herein by reference but are not delivered herewith:

	(a) Roundy's annual report filed with the Commission on Form 10-K for the fiscal year ended January 1, 1994 (the "1993 Form 10-K");

	(b) Roundy's quarterly report filed with the Commission on Form 10-Q for the quarterly period ended April 2, 1994;

	(c) Roundy's quarterly report filed with the Commission on Form 10-Q for the quarterly period ended July 2, 1994;

	(d) Roundy's quarterly report filed with the Commission on Form 10-Q for the quarterly period ended October 1, 1994 (the "Third Quarter Form 10-Q");

	(e) Roundy's current report filed with the Commission on Form 8-K dated October 14, 1994;

	(f) Roundy's current report filed with the Commission on Form 8-K dated November 21, 1994; and

	(g) All other reports filed pursuant to Section 13(a) or 15(d) of the 34 Act since the end of the fiscal year covered by the annual report referred to in (a), above.

	Roundy's will provide, without charge to each person to whom this Prospectus is delivered, a copy of any or all of such documents (other than exhibits to such documents which are not specifically incorporated by reference into the text of such documents) upon the oral or written request of such person. Any such request should be directed to:
Roundy's, Inc., 23000 Roundy Drive, Pewaukee, Wisconsin 53072,
Attention:  Robert D. Ranus, Telephone:  (414) 547-7999.

	Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus and investors should rely on such modified, superseded or replaced information and not on the information contained in the documents incorporated by reference.


				      ii

			      PROSPECTUS SUMMARY

	The following is a brief summary of certain information contained elsewhere in this Prospectus. The summary is necessarily incomplete and selective and is qualified in its entirety by the detailed information and financial statements appearing elsewhere and incorporated by reference herein.
					   ____________________

Factors to be Considered
- ------------------------
	An investment in Roundy's Stock is subject to certain risks, which should be carefully considered by investors. See "FACTORS TO BE
CONSIDERED."

The Company and Its Business
- ----------------------------
	Roundy's, Inc. and its subsidiaries (collectively the "Company") are engaged principally in the wholesale distribution of food and non-food products to supermarkets and warehouse food stores located in Wisconsin, Illinois, Michigan, Indiana, Ohio, Iowa, Kentucky, Missouri, Pennsylvania, Tennessee and West Virginia. References in this Prospectus to the "Company" mean Roundy's, Inc. and its subsidiaries. References in this Prospectus to "Roundy's" mean Roundy's, Inc. excluding its subsidiaries. The Company also owns and operates 10 retail warehouse food stores under the name "Pick 'n Save," one limited assortment store under the name "Mor For Less" and four conventional stores under the name "Cardinal Food Gallery" or "Buy Low Foods." The Company provides various ancillary services, including financial, engineering, advertising, accounting, insurance and promotional services to its retail customers. The Company services approximately 1,015 retail grocery stores. See "THE COMPANY" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."

Basic Distinctions Between Classes of Stock; Voting Trust
- ---------------------------------------------------------
	The issued and outstanding shares of Roundy's Stock are divided into two classes: Class A Common, having voting rights on all matters submitted to a vote of stockholders, and Class B Common, having no voting rights other than those provided by law.

	Approximately 66% of Roundy's Stock (including 100% of the outstanding Class A Common) is owned by the owners of 140 retail grocery stores serviced by Roundy's. The balance of the Company's customers are independent grocers which do not own any Roundy's Stock.

	Ownership of Class A Common is limited to 100 shares for each retail food store operated by the stockholder-customer (or a corporation which the stockholder-customer controls). There are also certain restrictions on the number of shares of Class B Common which a stockholder may own, pursuant to the terms of certain policies adopted by Roundy's Board of Directors. These policies may be changed at any time. See "Basic Features of Offering" below and "TERMS OF OFFERING." Class B Common shares have been, and it is anticipated that they will continue to be, distributed in payment of patronage dividends declared to stockholder-customers, if and when any such patronage dividends are declared. See "Basic Features of Offering" below. While dividends, other than patronage dividends, may be paid on either class of Roundy's Stock, it is not anticipated that any such dividends will be paid in the foreseeable future. See "MARKET FOR ROUNDY'S STOCK AND RELATED STOCKHOLDER MATTERS" below. In the event of the liquidation of Roundy's, shares of Class A Common and Class B Common will share ratably in the net assets of the Company. See "DESCRIPTION OF STOCK."

	All Class A Common outstanding on the date of this Prospectus is owned of record by the Trustees of a Voting Trust, which by its terms will expire in 1997. Roundy's will request, but not require, all purchasers of Class A Common offered hereby to deposit such shares in the Voting Trust in exchange for Voting Trust Certificates. See "VOTING TRUST."
				     1


Basic Features of Offering
- --------------------------
	The offering price of shares offered hereunder is the Book Value per share of outstanding shares of such stock as reflected on the Company's audited financial statements ("Book Value") as of the close of the Company's fiscal year prior to the purchase of such stock, adjusted for subsequent stock dividends and stock splits.

	Each customer for whom Roundy's is the primary supplier is required to subscribe for and purchase exactly one hundred (100) shares of Class A Common for each retail store owned by such customer which store is principally supplied by Roundy's (an "Active Customer").

	Shares of Class B Common may be purchased or acquired by stockholder-customers in one of the following ways:

	(1) Subject to the limitations on purchases of Class B Common as described under "TERMS OF OFFERING" and Exhibit E, a stockholder-customer may subscribe for shares of Class B Common during three "window" periods each year (consisting of the last two weeks of May, August and November, respectively), pay the full price therefore (Book Value as of the close of the fiscal year prior to subscription) and receive certificates for the shares subscribed for. A stockholder-customer may deposit funds with Roundy's pursuant to a written agreement with Roundy's to fulfill the
	 stockholder-customer's buying deposit requirement. During the three "window" periods, the stockholder-customer may subscribe for shares of Class B Common (within applicable limits) and allocate some or all of such deposited funds to the payment for such shares (at the Book Value as of the close of the fiscal year preceding the year in which such subscription is received). See "TERMS OF OFFERING--Buying Deposits; Application of Deposited Funds."

	(2) A stockholder-customer may acquire shares of Class B Common by receipt of such shares in payment of a portion of a patronage
	dividend, if and when any such patronage dividends are declared.
	See "THE COMPANY--Payment of Patronage Dividends."

	(3) Stockholder-customers of Roundy's who cease to do business with Roundy's are required to exchange their Class A Common for Class B Common, on a share for share basis. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON."

	    In addition, the Company may offer shares of Class B Common to its Directors and certain key employees, at a price equal to the Book Value as of the close of the prior fiscal year, or, in the case of key employees, as bonus shares at the discretion of the Board of Directors or pursuant to employees' exercise of stock options.

Use of Proceeds
- ---------------
	The proceeds of this offering will be used for general working capital purposes and for capital expenditures, as required. See "USE OF PROCEEDS."

								2
Repurchase of Shares
- --------------------
	Roundy's is obligated under its current stock redemption policy as set forth in Exhibit D ("the Stock Redemption Policy") to repurchase shares of Roundy's Stock upon request made by or on behalf of a stockholder who has terminated or substantially reduced its relationship with Roundy's. This obligation, however, is subject to change should the Stock Redemption Policy be revised and is limited with respect to the aggregate dollar amount of repurchases that may be made at any particular time. With certain exceptions, shares will be repurchased under the Stock Redemption Policy over a five-year period beginning on the first anniversary date of the stockholder-customer repurchase request. The repurchase price is the Book Value at the end of the fiscal year preceding the date of the actual repurchase. Roundy's is not obligated to repurchase any Roundy's Stock except under the Stock Redemption Policy as it may be in effect from time to time. The Stock Redemption Policy may be amended or rescinded at any time by the Board of Directors of Roundy's. See "REPURCHASE OF SHARES."

Summary Financial Data
- ----------------------
	The following table sets forth certain data as to the Company for, and as of the end of, each of the last three fiscal years:

						    Fiscal Years
			 ---------------------------------------------------------------
			    1994          1993
			 (39-Weeks)    (39-Weeks)      1993        1992         1991
			 ---------------------------------------------------------------
					    (Dollars in Thousands)
Earnings Statement Data:
Net Sales and Service
   Fees................    $1,831,506   $1,843,036   $2,480,254   $2,491,293   $2,534,418
Earnings Before Patronage
   Dividends and Income
   Taxes...............        10,594       10,351       20,053       16,528       14,826
Patronage Dividends....         1,750        1,750        5,301        5,135        3,305
Net Earnings...........         5,240        5,096        8,028        7,353        6,813
Balance Sheet Data:
Total Assets...........       398,059      414,745      380,092      390,148      390,797
Working Capital........        92,497      115,351      113,643      119,153      116,940
Long-term Debt (less
   current maturities).        92,004      120,148      113,045      135,420      139,283
Stockholders' Equity(1)        90,143       82,209       86,066       78,573       70,917

	(1) Includes patronage dividends payable in Class B Common of $1,225,000 and $1,225,000 as of October 1, 1994 and October 2,
	      1993, respectively. Also includes patronage dividends payable in Class B Common of $3,263,000, $3,210,000 and $2,212,000 in
	      1993, 1992, and 1991, respectively.

	See "SELECTED FINANCIAL INFORMATION" and "INDEX TO FINANCIAL
	STATEMENTS."

			    FACTORS TO BE CONSIDERED

Lack of Market for Roundy's Stock
- ---------------------------------
      The shares offered hereby may not be sold or otherwise transferred or pledged by the record holder thereof without Roundy's written consent. Although Roundy's is obligated under its current Stock Redemption Policy to repurchase its shares from a customer which has terminated its business relationship with Roundy's and which tenders such stock for repurchase, this obligation is limited in various respects, including (without limitation) as to the maximum amount which Roundy's will pay for stock repurchases in any fiscal year. Further, the Stock Redemption Policy, and therefore, Roundy's obligation to
- ------------------------------------------------------------------
repurchase shares of Roundy's stock, may be modified or rescinded at any
- ------------------------------------------------------------------------
time without prior notice.  See "REPURCHASE OF SHARES."
- -------------------------

Limitations on Investment Return
- --------------------------------
      Although Roundy's may pay patronage dividends to its stockholder-customers in certain circumstances, no assurance can be given as to when or whether patronage dividends will be paid in the future. Roundy's only obligation to pay patronage dividends is that imposed by Article V of its By-Laws (see Exhibit C), and these By-Law provisions may be amended or repealed at any time by Roundy's Board of Directors. There can be no assurance that Roundy's will have in any year sufficient net earnings from Roundy's cooperative business and consolidated net earnings to permit the payment of patronage dividends. See "THE COMPANY
- -- Payment of Patronage Dividends." Dividends other than patronage dividends have not been paid by Roundy's, and it is not anticipated that any such dividends will be paid. Consequently, owners of Class B Common who are not stockholder-customers cannot expect to receive any patronage or other dividends of any kind. Accordingly, a purchaser of the securities offered hereby may be unable to realize a return on its investment, or realize all or a portion of the value of shares purchased, except in the event of the repurchase of such shares by Roundy's, or the liquidation of Roundy's.

Limitations on Purchasers
- -------------------------
	This offering is being made only to persons who are engaged in the operation of retail food stores which are customers of Roundy's, and to the Directors and certain key employees of the Company. The amount of Class A Common (the only class having voting rights and substantially all of which is owned by Roundy's stockholder-customers) which may be purchased by any such person is limited, no person being permitted to own more than 100 shares for each Active Customer operated by such person. The amount of Class B Common which may be purchased is also limited, pursuant to policies adopted by the Board of Directors of Roundy's (which policies may be changed at any time). See "TERMS OF OFFERING" and Exhibit E attached hereto.

Sale of All Shares Offered Not Assured
- --------------------------------------
	Because (a) there are limitations upon who may purchase shares hereunder and upon how many shares of Class A Common and Class B Common any person may own or purchase, (b) there is uncertainty as to whether future patronage dividends will be paid and, if paid, the amount, if any, that may be paid in shares of Class B Common, and (c) this offering is not underwritten, there can be no assurance that all or any portion of the shares offered hereby will be sold. See "PLAN OF DISTRIBUTION."

Limitations on Stockholders' Ability to Elect Directors
- -------------------------------------------------------
	As of the date of this Prospectus, all of the outstanding Class A Common has been deposited in a Voting Trust, the Trustees of which are authorized to vote the shares in their discretion for the election of a majority (all but three) of the Directors. On most other matters, including the election of three Directors (one in each year), the Trustees must vote shares held in the Voting Trust as directed by a vote of the holders of outstanding Voting Trust Certificates (with each share of Class A Common in the Trust entitling the certificate holder thereof to one vote). The seven Trustees of the Voting Trust, one of whom is a Director of Roundy's, may be deemed to be in "control" of the Company. Purchasers of the Class A Common offered hereby will be requested, but not required, to deposit such shares in the Voting Trust. Shares of Class A Common deposited in the Voting Trust are subject to a limited right of withdrawal after such shares have been on deposit for five years. See "VOTING TRUST."

Lien on Shares
- --------------
	Roundy's has a lien on all Roundy's Stock held by its stockholders, whether presently outstanding or issued in the future, as security for the payment, from time to time and as often as the same may become due and payable, of any and all obligations of the owner thereof to the Company. See "DESCRIPTION OF STOCK."

Cooperative Tax Status
- ----------------------
	Although Roundy's is incorporated as a Wisconsin business corporation, it has historically operated and anticipates that it will (although it is not obligated to) continue to operate as a cooperative, reporting its tax liability in accordance with rules applicable to corporations operating on a cooperative basis. The applicable laws, regulations, rulings and judicial interpretations do not precisely define a cooperative for income tax purposes. Therefore, no assurance can be given that the cooperative income tax status of Roundy's could not be challenged successfully by the Internal Revenue Service. If such status were to be challenged successfully, Roundy's would incur a significant income tax liability.

Income Tax Liability for Patronage Dividends
- --------------------------------------------
	A purchaser of shares will be required to report as gross income, for federal income tax purposes, the patronage dividends, if any, distributed by Roundy's to such purchaser. Shares of Class B Common issued as a portion of a patronage dividend must be reported as income at their full stated dollar amount, along with cash received as the other portion of such dividends. Although a minimum of 20% of each recipient's total annual patronage dividend is required to be paid by Roundy's in cash, the cash portion may be insufficient, depending upon the income tax bracket of each recipient, to provide funds for the full payment of the federal income tax liability incurred by the recipient with respect to such patronage dividends. Shares of Class B Common distributed as patronage dividends are subject to state income taxes in

Wisconsin, and may be subject to such taxes in other states.  See
"MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" and "THE COMPANY."

Competition
- -----------
	The grocery industry, including the wholesale food distribution business, is characterized by intense competition and low profit margins. The Company competes with a number of local and regional grocery wholesalers and with a number of major businesses which market their products directly to retailers, including companies having greater assets and larger sales volume than the Company. The Company's customers and the Company's corporate stores also compete at the retail level with several chain store organizations which have integrated wholesale and retail operations.


	MARKET FOR ROUNDY'S STOCK AND RELATED STOCKHOLDER MATTERS

	The transfer of shares of Class A Common and Class B Common is restricted and there is no market for Roundy's Stock. On January 1, 1994 an aggregate of 250 persons held shares of Roundy's Class A and/or Class B Common. There is also no market for Roundy's Voting Trust Certificates and there were 83 holders of such Certificates on January 1, 1994. Except for patronage dividends (see "THE COMPANY--Payment of Patronage Dividends"), no dividends have ever been paid on the Common Stock of Roundy's. There is no intention of paying dividends, other than patronage dividends, in the foreseeable future.

			   PLAN OF DISTRIBUTION

	The shares offered hereby are being offered only by Roundy's, through its officers, directors and employees.

	Roundy's is primarily concerned with attracting stockholders who can effectively use the services of Roundy's and whose trade with Roundy's will be mutually beneficial. Sale of shares offered hereby is limited primarily to individuals, partnerships or corporations which are engaged in the operation of retail food stores and which purchase merchandise from or through Roundy's. Company employees whose duties consist of sales of merchandise to retail food stores are not authorized to accept stock subscriptions or to sell shares of stock to any person. No salesmen or securities dealers are or ever have been employed for the sale of Roundy's Stock, and no officer, director or employee directly or indirectly receives any commission, bonus, or other separate compensation for sales of Roundy's Stock.

			    TERMS OF OFFERING

Limitation on Offerees and Purchases
- ------------------------------------
	This offering is limited to individuals, partnerships and corporations engaged in the operation of retail food stores which are Active Customers of Roundy's. Shares of Class B Common may also be sold hereunder to the Directors and certain key employees of the Company.

Required Purchases of Class A Common
- ------------------------------------
	Shares of Class A Common offered hereby must be purchased in units of 100 shares. No person may own any Class A Common unless such person owns and operates at least one Active Customer. Each retailer for whom Roundy's is the primary source of supply is required to purchase and own 100 shares of Class A Common for each Active Customer operated by such person. No person may own more than 100 shares of Class A Common for each Active Customer operated by such person. Under certain policies adopted by Roundy's Board of Directors, there are limits on the number of shares of Class B Common which may be purchased. See "Methods Of Acquiring Shares of Class B Common" below.

Methods of Acquiring Shares of Class B Common
- ---------------------------------------------
	Shares of Class B Common may be purchased or acquired in one of the following ways:

	(1) A stockholder-customer may subscribe for shares of Class B Common during three "window" periods each year (consisting of the
	last two weeks of May, August and November, respectively), pay the full price therefor (Book Value as of the close of the fiscal year prior to subscription adjusted for subsequent stock dividends and stock splits) and receive certificates for the shares subscribed for. Pursuant to the terms of certain policies which have been adopted by Roundy's Board of Directors as set forth in Exhibit E attached hereto (the "Issuance Policy"), the total number of shares that a stockholder-customer may purchase in one year is limited to 15% of the stockholder-customer's buying deposit deficit for active customers with a buying deposit deficit, and 5% of the buying deposit for active customers without a buying deposit deficit; provided, that certain new stockholder-customers are entitled each year to purchase shares up to 30% of their buying deposit. See "Buying Deposit; Application of Deposited
	Funds" below and Exhibit E attached hereto.

						     7
	A stockholder-customer may deposit funds with Roundy's pursuant to a written agreement with Roundy's to fulfill the stockholder-customer's buying deposit requirement. During the three "window" periods, the stockholder-customer may subscribe for shares of Class B Common (within applicable limits) and allocate some or all of such deposited funds to the payment for such shares (at the Book Value as of the close of the fiscal year preceding the year in which such subscription is received).

	(2) A stockholder-customer may acquire shares of Class B Common by receipt of such shares in payment of a portion of a patronage dividend. There can be no assurance that Roundy's will have in any year sufficient net earnings from Roundy's cooperative business and consolidated net earnings to permit the payment of patronage dividends. See "THE COMPANY--Payment of Patronage Dividends."

	(3) Stockholder-customers of Roundy's who cease to do business with Roundy's are required to exchange their Class A Common for Class B Common, on a share for share basis. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON."

	In addition, Roundy's may offer shares of Class B Common to its directors and certain key employees, at a price equal to the Book Value as of the close of the prior fiscal year, or, in the case of key employees, as bonus shares at the discretion of the Board of Directors or pursuant to employees' exercise of stock options.

Offering Price
- --------------
	The offering price of each share of Class A Common and Class B Common is equal to the Book Value as of the close of the previous fiscal year, adjusted for subsequent stock dividends and stock splits. Shares are not sold during any year until the Book Value at the end of the immediately preceding fiscal year has been determined.

	The same value will also be assigned to each share of Class B Common issued as a portion of a patronage dividend. That is, shares, if any, distributed in 1996 (for example) as patronage dividends accrued with respect to purchases from Roundy's during 1995 will be valued at the Book Value of outstanding shares determined as of the end of the Roundy's 1995 fiscal year.

	The Book Value of outstanding Roundy's Stock (both Class A Common and Class B Common) at the end of the 1993 fiscal year was $71.65 per share. Roundy's By-Laws prohibit the payment of any patronage dividend in any year unless sufficient earnings have been retained to increase the Book Value of the outstanding Roundy's Stock by 10% during that year. See "THE COMPANY."

Buying Deposits; Application of Deposited Funds
- -----------------------------------------------
	Each stockholder-customer of Roundy's is required to maintain a buying deposit for each Active Customer it operates in an amount equal to the greater of $20,000 or the estimated amount of purchases by the Active Customer from Roundy's over a two week period (subject to Roundy's reserved right to increase the amount of the deposit required of any Active Customer). This buying deposit requirement may be satisfied by either a cash deposit in the specified amount (bearing no interest), or the collateral pledge of Class A Common and/or Class B Common. In either case, a stockholder-customer may make its entire buying deposit by a payment in cash at the outset of its customer relationship, or it may fulfill part or all of its buying deposit requirement by means of weekly or monthly payments, in accordance with an amortization schedule forming a part of the Buying Deposit Agreement between such stockholder-customer and Roundy's (the form of Buying Deposit Agreement is attached hereto as Exhibit B). If a stockholder-customer elects to fulfill its buying deposit requirements through periodic installment payments, such stockholder-customer may apply amounts so deposited toward the subscription price of shares (in accordance with the limitations described above) at the time such shares are subscribed for. Neither the execution of a Buying Deposit Agreement, nor the deposit of funds by a stockholder-customer pursuant to such Buying Deposit Agreement, will constitute a subscription agreement or an agreement of any kind on the part of the stockholder-customer to purchase, or on the part of Roundy's to sell, any shares of Roundy's Stock. See "THE COMPANY--Stockholder-Customers" and Exhibit B attached hereto. Buying deposits satisfied by deposit of cash are reflected on the Company's balance sheet as accounts payable.

	Stockholder-customers who have already satisfied their buying deposit requirements may nevertheless elect to subscribe for and purchase shares subject to the limitations described above under "Methods of Acquiring Shares of Class B Common."

Issuance of Class B Common As Patronage Dividends
- -------------------------------------------------
	If shares of Class B Common are issued as patronage dividends, such shares, when issued, will be fully paid and non-assessable at the time of issuance, except as otherwise provided by Wisconsin law (see "DESCRIPTION OF STOCK"). Further, such shares shall be subject to Roundy's lien against all outstanding shares to secure the payment of the stockholder-customer's obligations to the Company. See "THE COMPANY--Stockholder-Customers." Finally, such shares shall be applied to satisfy (in whole or in part) the buying deposit deficit of stockholder-customers with a buying deposit deficit. If such stockholder-customer has elected to pay its buying deposit in periodic installments, such shares shall be applied to such installments in the inverse order of their due dates.

			    USE OF PROCEEDS

	The net proceeds to be received from the sale of the Class A Common and Class B Common offered hereby will be added to the working capital of the Company and used for general working capital purposes, including the purchase of merchandise to be resold by Roundy's and the maintenance of adequate inventories of such merchandise, and for capital expenditures as required. The Company's principal source of working capital has been from borrowings, rather than from the proceeds of the sale of equity securities, and it is expected that this will continue to be true in the future.

		 EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON

	Stockholder-customers of Roundy's, upon termination of Active Customer status, are required to surrender their shares of Class A Common in exchange for Class B Common, on a share for share basis, in accordance with a provision of Roundy's By-Laws. Roundy's has imposed this requirement to comply with the Internal Revenue Code and the regulations thereunder governing federal income taxation of corporations operating on a cooperative basis. See "THE COMPANY-Operation as a Cooperative." Under Section 1036 of the Internal Revenue Code, as amended, no gain or loss is recognized for federal income tax purposes by a stockholder who exchanges common stock of a corporation for other common stock of the same corporation. See "REPURCHASE OF SHARES."


			     REPURCHASE OF SHARES

	The following description of the Stock Redemption Policy is necessarily selective and is qualified in its entirety by the full text of the Stock Redemption Policy which is attached as Exhibit D.

	Roundy's Articles of Incorporation provide that the Board of Directors may cause Roundy's to repurchase or redeem shares of Roundy's Stock on such terms as the Board deems appropriate (without consent of the stockholders) subject to applicable Wisconsin law. The Board of Directors has adopted the Stock Redemption Policy setting forth conditions under which Roundy's will repurchase or redeem its Common Stock (See Exhibit D). Absent the Stock Redemption Policy, Roundy's would have no obligation (whether under its Articles of Incorporation, By-Laws or otherwise) to repurchase any Roundy's Stock. Considering the restrictions on ownership and resale of Roundy's Stock (See "DESCRIPTION OF STOCK - Restrictions on Transfer"), a stockholder-customer might have no means to liquidate an investment in Roundy's Stock if no redemption policy were to exist requiring Roundy's to repurchase such shares.

	The Stock Redemption Policy provides that Roundy's will repurchase shares of Roundy's Stock following a request by the stockholder or his or her legal representative made during one of three open "window periods" (the last two weeks of May, August and November of each year) after the occurrence of a "customer-shareholder termination" or an "employee-shareholder termination" as defined in the Stock Redemption Policy. A "customer-shareholder termination" occurs whenever a retail food store principally supplied by Roundy's (an "Active Customer") which is owned by a stockholder either ceases to be an Active Customer or ceases to be owned or operated by such stockholder. An "employee-shareholder termination" occurs when a stockholder's employment relationship with the Company is terminated for any reason. Under the Stock Redemption Policy, Roundy's is not required to repurchase Roundy's Stock held by a stockholder during the period he or she is an Active Customer or is employed by the Company.

	The Stock Redemption Policy requires Roundy's to acknowledge promptly in writing receipt of a repurchase request. Once a repurchase request is so acknowledged by Roundy's, the request becomes irrevocable except with the prior written consent of the Board of Directors.

	The obligation to repurchase stock under the Stock Redemption Policy arises, as to the number of shares covered by a repurchase request, in annual 20% increments during the five year period beginning on the repurchase request date. On each of the first through the fifth anniversary dates of the repurchase request date (a "repurchase target date"), Roundy's is obligated to purchase 20% of the aggregate number of shares of Roundy's Stock for which a proper repurchase request has been received. However, if a "customer-shareholder termination" or an "employee-shareholder termination" occurs as a result of the death of the stockholder, the estate of such stockholder may elect (by written notice to Roundy's within 180 days after such death) to have not more than the first $50,000 in value of stock repurchased on an accelerated basis within 180 days after Roundy's receipt of such election notice. Each share shall continue to be outstanding for all purposes until actually repurchased.

	The repurchase price for the shares under the Stock Redemption Policy shall be the Book Value as of the end of the fiscal year preceding the actual date of repurchase, as adjusted for subsequent stock splits and stock dividends. Because the repurchase price will fluctuate based on changes in Book Value from year to year, the repurchase price payable for any 20% increment to be repurchased at a later repurchase target date may be greater or less than that payable for a 20% increment repurchased at an earlier date pursuant to the same repurchase request. There is no assurance that Book Value will increase from one year to the next and it may decline.

	Under the Stock Redemption Policy, based upon pending repurchase requests received by Roundy's on or prior to the end of its preceding fiscal year (but without taking into account any requests for accelerated repurchase, if any, which may have been received from an estate of a deceased shareholder), 28,273 shares of Class B Common are expected to be repurchased in 1995 at the Book Value per share as of December 31, 1994 of $______, for a total repurchase obligation of $______________. In addition, based upon such pending requests, Roundy's presently expects to repurchase 19,426 shares in 1996, 13,354 shares in 1997, 7,344 shares in 1998, and 3,174 shares in 1999. The repurchase price in each year after 1995 will be Book Value per share of the Roundy's Stock as of the end of the fiscal year immediately pre-ceding the date of repurchase, assuming the Stock Redemption Policy remains unchanged. The number of shares of Class B Common subject to repurchase requests in years after 1995 may change based upon receipt of additional repurchase requests after December 31, 1994 or if the Company should exercise its discretion to effect one or more "Non-Policy Redemptions," or otherwise agree to repurchase shares other than on the terms prescribed by the Stock Redemption Policy, as discussed below.

	Roundy's obligation to repurchase shares under the Stock Redemption Policy is subject to any limitations on repurchases that may be contained in present or future lending or other agreements of the Company (the "Contract Limits"). These generally consist of covenants and restrictions of a type frequently encountered in similar transactions, such as stockholders' equity to capital ratios, debt to capital ratios, liability to net worth ratios and maintenance of certain amounts of working capital and stockholders' equity. There is no assurance that these Contract Limits will not be modified. In the event the Contract Limits preclude Roundy's during a given period of time from repurchasing shares which are the subject of a repurchase request, or if required repurchases are delayed for any other reason (in either case, a "Suspension"), repurchases shall be resumed promptly thereafter in the order of the redemption target dates which occurred during the period of the Suspension regardless of the dates the repurchase requests were received and such suspended repurchases shall be made under the Stock Redemption Policy prior to redemptions becoming due on any subsequent redemption target dates. Notwithstanding the foregoing provisions, stock having a repurchase price of not in excess of $25,000 may be repurchased on an accelerated basis in the sole discretion of Roundy's in cases of demonstrated hardship.

	The Stock Redemption Policy may be amended or rescinded at any time by the Board of Directors of Roundy's, subject only to the provision that no such amendment or rescission may reduce the price payable for shares which have been properly tendered for redemption prior to the date on which the Board of Directors takes action to effect such amendment or rescission. Any such changes could have a material adverse effect upon a stockholder-customer's right to cause Roundy's to repurchase shares of Roundy's stock.

	Any stockholder-customer who fails to surrender its Class A Common for an equal number of Class B Common (See "EXCHANGE OF CLASS A COMMON
FOR CLASS B COMMON") within 90 days following a customer-shareholder termination is not eligible for repurchase of shares under the Stock Redemption Policy. In addition, the Stock Redemption Policy does not apply, according to its terms, to any person who, at the time of such repurchase, is asserting a challenge to the authority of Roundy's or its Board of Directors to have adopted any prior, then current or pending redemption policy or is then asserting a challenge to the enforceability or validity of Roundy's interpretation or application of any provision of the then current or any prior redemption policy.

	Notwithstanding the Stock Redemption Policy, the Board of Directors may cause Roundy's to repurchase or redeem stock of active or inactive customers or current or former employees on any other terms or under such other circumstances as the Board deems appropriate, all without the consent or approval of the other stockholders. For example, the Board may authorize an accelerated repurchase for hardship purposes on terms differing from those provided for in the Stock Redemption Policy (a "Non-Policy Redemption"). The fact that any one stockholder may be given a Non-Policy Redemption shall not give rise to similar redemption rights for any other stockholders and shall not be construed to modify the Stock Redemption Policy.

			       CAPITALIZATION

	       The following table sets forth the consolidated
		 capitalization of the Company as of October 1, 1994:

							   To Be Out-
							   standing If
							   All Stock
							  Offered Here-
				  Outstanding             by is Sold(1)
				 -------------          -----------------
SHORT-TERM INDEBTEDNESS:
Current maturities of long-term
  debt........................    $  6,462,300            $  6,462,300
				 -------------           ----------------
     Total short-term debt....    $  6,462,300            $  6,462,300
				  ============           ================

LONG-TERM INDEBTEDNESS (3):
Other long-term debt, 9% to
   10%, due 1995 to 2006.......    $  1,148,700            $  1,148,700
Obligations under capitalized
   leases......................         755,300                 755,300
Senior unsecured notes payable:
   10.31%, due 1996 to 1999....       6,000,000               6,000,000
   9.26%, due 1995 to 2001.....      17,500,000              17,500,000
   7.57% to 8.26%, due
   1995 to 2008................      21,600,000              21,600,000
   6.94%, due 1997 to 2003.....      45,000,000              45,000,000
				   ------------            ------------
     Total long-term debt          $ 92,004,000            $ 92,004,000
				   ============            ============
CAPITAL STOCK:
Class A Common, $1.25 par
value, 60,000 shares
   authorized..................          14,200 shares           18,200 shares
Class B Common, $1.25 par
value, 2,400,000 shares
   authorized (2)..............       1,153,805 shares        1,453,805 shares

(1) The column "To Be Outstanding" reflects the sale and issuance of Roundy's shares of Class A Common and Class B Common hereunder, although this offering is not underwritten and there is no assurance that any of such shares offered will be sold.

(2) Over the past several years, Roundy's has issued shares of Roundy's Class B Common as the major portion of its patronage dividend payments. (See "THE COMPANY.") It is expected that shares of Roundy's Class B Common will be issued in this manner in the future.

(3)     The prime interest rate was 7.75% at October 1, 1994.

			SELECTED FINANCIAL INFORMATION
	   (Dollars in thousands, except per-share data and ratios)

	The selected financial information for the 39 week period ended October 1, 1994 and October 2, 1993, and five-year period ended January 1, 1994 should be read in conjunction with the Roundy's, Inc. and Subsidiaries Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

												   Fiscal Year
			   ----------------------------------------------------------------------------
			     1994       1993       1993        1992      1991       1990       1989
			   (39-Weeks) (39-Weeks)
			   ---------- ---------- ---------- ---------- ---------- ---------- ----------

Net sales and service fees $1,831,506 $1,843,036 $2,480,254 $2,491,293 $2,534,418 $2,501,465 $2,331,091

Earnings before patronage
  dividends and income taxes   10,594     10,351     20,053     16,528     14,826     16,724     15,617
Patronage dividends             1,750      1,750      5,301      5,135      3,305      5,549      5,007
Earnings before income taxes    8,844      8,601     14,752     11,393     11,521     11,175      7,924
Net earnings                    5,240      5,096      8,028      7,353      6,813      6,507      6,053
Total assets                  398,059    414,745    380,092    390,148    390,797    390,356    371,221
Long-term debt                 92,004    120,148    113,045    135,420    139,283    140,435    149,349
Stockholders' equity (1)       90,143     82,209     86,066     78,573     70,917     65,236     59,389
Book Value per share            71.65      65.10      71.65      65.10      58.75      53.10      47.35
Ratio of current assets to
   current liabilities         1.44:1     1.56:1     1.64:1     1.70:1     1.66:1     1.59:1     1.69:1
Ratio of long-term debt to
   stockholders' equity        1.02:1     1.46:1     1.31:1     1.72:1     1.96:1     2.15:1     2.51:1

(1) Including patronage dividends payable in Class B Common of $1,225,000 and $1,225,000 as of October 1, 1994 and October 2, 1993, respectively. Also, including patronage dividends payable in Common Stock of $3,263,000, $3,210,000, $2,212,000, $3,414,000 and $3,312,000 for 1993,
	1992, 1991, 1990 and 1989, respectively.

	     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
		 OF OPERATIONS AND FINANCIAL CONDITION


LIQUIDITY AND CAPITAL RESOURCES. During 1993, the Company continued to improve its capital structure through increased stockholders' equity, lower debt and refinancing of high interest rate debt with lower interest rate long-term debt. The combination of an excellent capital market and low interest rates together with the Company's improved debt ratios, enabled Roundy's to access the long-term debt market at very favorable rates. The Company, in December 1993, replaced $25 million of 11.26% notes with $45 million of 6.94% notes with a ten year term and used the remaining proceeds to reduce its borrowings under its revolving credit agreement. The Company plans to prepay $9.75 million of its 10.31% senior notes on the first available prepayment date in late 1994.

	The Company's goal is to continue to reduce its long-term debt to equity ratio which was 1.31:1 in 1993 and 1.72:1 in 1992, yet keep all options for providing capital resources, available to management. With the additional reduction in floating rate debt, the Company continued to minimize its exposure to major fluctuations in interest rates. The percentage of floating rate debt to total long-term debt declined to approximately 9% in 1993 from 30% in 1992.

	    As a result of the long-term refinancing, there was a need to modify a portion of the Company's revolving credit agreement which was due to expire in March, 1995. The entire agreement was modified and extended until March, 1997. The revised agreement includes a provision for a lower spread on interest rates indexed to the London Interbank Offered Rate ("LIBOR"). Management views the extension and the positive modification as an indication of the banking community's support for Roundy's during a turbulent time within the grocery industry. It is management's intention to continue to use this type of borrowing vehicle, particularly when it provides a low cost option as it did during the last two years.

	The Capital Structure table illustrates the growing percentage of stockholders' equity to total capital which is 43.2% in 1993 compared to 36.7% in 1992. This positive trend was primarily the result of the $22.4 million decline in total long-term debt in 1993 and $7.5 million increase in stockholders' equity.

	Roundy's average daily borrowings declined $2.6 million in 1993 compared to 1992 and $4.2 million compared to 1991. The more significant factors which contributed to both the improvement in Roundy's capital structure in 1993 and the decline in borrowing requirements include an $11.6 million reduction in inventories, a $7.9 million increase in proceeds from the sale of property and equipment and other productive assets versus 1992 proceeds and a reduction in operating and administrative expenses as a percentage of net sales and service fees from 8.5% in 1992 to 8.3% in 1993. Net cash flows provided by operations increased $14.5 million in 1993 compared to 1992. This improvement demonstrated the commitment of management to reduce inventory and receivables and take costs out of the system directed at reducing borrowing levels. From 1990 to 1993, management has reduced average daily borrowings by $8.0 million.

	    Although capital expenditures declined approximately $2.0 million from 1992, they exceeded 1991 levels by $1.5 million. Management is committed to continuing to invest in physical facilities, its transportation fleet and customer related systems. In this regard, 1994's capital expenditure budget has been set at $17 million. The largest portion of the expenditures is directed at new transportation equipment, retail store renovations and facility modernization.

	Management continues to emphasize the necessity to monitor and control working capital levels. Our goal is to maintain working capital necessary to meet debt covenant requirements, but to avoid investing significant funds in nonearning assets. In this regard, total working capital declined $5.5 million. The key factors affecting this change were an $11.6 million reduction in inventory, a $5.9 million increase in cash, an increase in accounts payable of $2.4 million and an increase in accrued expenses of $2.9 million. During 1993, management implemented new programs directed at lowering inventory levels and days sales outstanding in accounts receivable. These continue to be areas of high scrutiny. Management believes strongly that the continued emphasis on controlling these areas are important factors in lowering borrowing levels.

	    Book Value per share increased to $71.65 or 10.1%. Since 1990, Book Value per share has increased $18.55 per share or 34.9%. Patronage dividends paid during this same three year period exceeded $13.7 million. It is important to note that 1991 earnings and patronage dividends were reduced by the costs incurred during the labor dispute at our largest wholesale division. During the period of 1991 through 1993, stockholders' equity increased $20.8 million. This represents a 32% growth in the net worth of the Company during a very competitive period within the industry.

RESULTS OF OPERATIONS. Net sales and service fees declined $11.0 million in 1993 from 1992 and $54.2 million from 1991. The 0.4% decline from 1992 can be attributed to several factors, including the loss of $15 million in sales resulting from the sale of Roundy's dairy and ice cream operations in the early Fall of 1993; secondly, 1992 was a 53 week year for Roundy's compared to 52 weeks for 1993; and finally, a $10 million reduction in sales created by a major price decline in cigarettes in 1993. After adjusting for these factors, 1993 net sales and service fees increased in 1993 versus 1992 by $61 million or 2.4%. The decline from 1991 is attributable to the loss of a major customer who sold his entire retail operation to another wholesaler. Management believes, in view of events happening in our market area that 1994 net sales and service fees will increase due to the addition of new customers and increased concentration from our existing customer base.

	With the industry's continuing trend toward an "every day low price" (EDLP) concept, there has been continuing pressure on margins. The Company has experienced a decline in gross profit margins as a percentage of net sales and service fees from 9.6% in 1991 and 1992 to 9.4% in 1993. It is management's belief that the pressures on margins will continue in 1994 and wholesalers will have to seek alternative methods to replace the declines in gross profit margins.

	    Operating and administrative expenses continued to decline in 1993, both in dollars and as a percent of net sales and service fees. In 1993, these expenses were 8.3% of net sales and service fees compared to 8.5% in 1992 and 8.6% in 1991. Management continues to look at this category for further reductions which will help offset projected future declines in gross profit margins. Accordingly, a major effort was undertaken during the past year to review and modify all compensation and health care benefit programs, to evaluate possible consolidation of functions within divisions, to consider further reductions in inventory and thereby reduce related handling costs and to implement new systems directed at improving efficiencies and the faster flow of information at all levels within the Company. In this regard, management members are active participants in the industry studies currently being conducted on Efficient Consumer Response ("ECR") as they relate to inventory. It is believed that all or some portion of this concept will benefit the Company in lowering operating costs and benefit our customers in enabling us to continue to provide them with the lowest cost of goods available.

	Management continued to seek opportunities to reduce debt, strengthen its balance sheet and reduce interest expense. As mentioned, the Company took several steps to achieve these goals including reduced inventory levels, implementing automatic clearing house ("ACH") payment programs to reduce receivables, seeking extended terms from vendors and looking at charging vendors fees for poor performance. A major step was taken in December 1993, when Roundy's elected to retire early, $25 million of 11.26% notes. The financial impact of this early retirement was an extraordinary loss of $1.3 million, which was reflected in the 1993 Statement of Consolidated Earnings. Interest expense as a result of both a decline in average daily borrowings and an improvement in rates declined $1.0 million in 1993 compared to 1992 and $3.4 million compared to 1991. At the end of 1993, Roundy's average cost of long-term debt was 7.9% compared to 8.6% in 1992 and 9.2% in 1991.

	    Effective income tax rates for 1993, 1992 and 1991 were 40.5%, 41.3% and 40.9%, respectively. The 1993 effective income tax rate reflects increases resulting from President Clinton's new tax program as well as the impact of the various state tax rates and jobs and other tax credits. In 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," issued by the
Financial Accounting Standards Board. The $660,000 cumulative effect of adopting this statement is included in 1992 earnings.

	    Net earnings of Roundy's were the highest in the history of the Company. Net earnings in 1993 were .32% of net sales and service fees compared to .30% for 1992 and .27% for 1991. Net earnings in 1993 were positively impacted by the gain from the sale of the Company's dairy and ice cream operations. Management made the decision that these businesses were not part of the "core" business in which the Company wanted to concentrate future capital and management energies. It is believed that these resources could be better deployed in retail and wholesale operations to strengthen the Company for the future. Offsetting the gain was the cost of the early retirement of debt. Management believes that the recent influx of new business, coupled with the major emphasis on cost reduction and control, will offset the continuing decline in margins and increase net earnings in 1994.

________________________________________________________________________

Capital Structure (in millions)          1993                   1992
________________________________________________________________________

Long-term debt                       $111.7  56.1%         $133.7  62.5%
Capitalized lease
  obligations                           1.3   0.7%            1.7   0.8%
________________________________________________________________________

Total long-term debt                  113.0  56.8%          135.4  63.3%
Stockholders' equity                   86.1  43.2%           78.6  36.7%
________________________________________________________________________

Total capital                        $199.1 100.0%         $214.0 100.0%
________________________________________________________________________

		  DEVELOPMENTS SINCE THE END OF THE
		  FISCAL YEAR ENDED JANUARY 1, 1994


Financial Condition at and Financial Results for the 39-Week Period
- -------------------------------------------------------------------
Ended October 1, 1994
- ---------------------
	Roundy's unaudited financial statements (including consolidated balance sheets at October 1, 1994 and January 1, 1994, and statements of consolidated earnings and cash flows for the periods ended October 1, 1994 and October 2, 1993) are presented as part of this Prospectus.

	Such unaudited financial statements, together with the notes thereto, appear on pages F-14 through F-17. The following "Management's Discussion and Analysis" section should be read in conjunction with such unaudited financial statements.

Management's Discussion And Analysis Of Results Of Operations And
- -----------------------------------------------------------------
Financial Condition At and For the Periods Ended October 1, 1994 and
- --------------------------------------------------------------------
October 2, 1993
- ---------------
     Results of Operations
     ---------------------
The following is management's discussion and analysis of certain significant factors which have affected the Company's results of operations during the periods included in the accompanying statements of consolidated earnings.

A summary of the period to period changes in the principal items included in the statements of consolidated earnings is shown below:

					    Comparison of
			      -----------------------------------------------
			      13 Weeks Ended Oct. 1,   39 Weeks Ended Oct. 1,
			       1994 & Oct. 2, 1993      1994 & Oct. 2, 1993
			      -----------------------------------------------
Net sales and service fees    $(15,382,100)   (2.5)%   $(11,529,800)  (0.6)%
Cost of sales                  (15,312,700)   (2.7)%    ( 9,021,500)  (0.5)%
Operating and admin. expenses      472,200     0.9 %       (738,800)  (0.5)%
Interest expense                  (648,400)  (21.9)%     (1,980,400) (21.8)%
Earnings before income taxes       196,800     6.8 %        242,700    2.8 %

Net sales and service fees decreased approximately $15.4 million during the third quarter of 1994 as compared to the third quarter of 1993. The loss of wholesale customers resulted in a decrease in sales of approximately $6.2 million. The sale of manufacturing facilities resulted in a decrease of $6.1 million. The closing or sale of three Company-owned stores resulted in a decrease of approximately $4.1 million. Sales to new and existing wholesale customers increased $1.0 million.

Net sales and service fees increased approximately $11.5 million during the first three quarters of 1994 as compared to the first three quarters of 1993. The loss of wholesale customers resulted in a decrease in sales of approximately $36.3 million. The sale of manufacturing facilities resulted in a decrease of $24.4 million. The closing or sale of six Company-owned stores resulted in a decrease of approximately $14.6 million. Sales to new and existing wholesale customers increased $63.8 million.

Cost of sales approximated 90.5% and 90.7% of net sales and service fees for the thirteen weeks ended October 1, 1994 and October 2, 1993, respectively. Year-to-date cost of sales approximated 90.7% and 90.6% of net sales and service fees for the thirty-nine weeks ended October 1, 1994 and October 2, 1993, respectively.

Operating and administrative expenses approximated 8.6% and 8.3% of net sales and service fees for the thirteen weeks ended October 1, 1994 and October 2, 1993, respectively. Year-to-date operating and administrative expenses approximated 8.5% of net sales and service fees for the thirty-nine weeks ended October 1, 1994 and October 2, 1993, respectively.

Interest expense decreased primarily as a result of lower borrowing levels during the thirty-nine weeks ended October 1, 1994 as compared to the thirty-nine weeks ended October 2, 1993.

Patronage dividends in the amount of $1,750,000 have been accrued as of October 1, 1994 and October 2, 1993. The Company's By-Laws require that, to the extent permitted by the Internal Revenue Code, patronage dividends be paid out of earnings from business done with stockholder-customers in an amount which will reduce net earnings of the Company to such amount as will result in a 10 percent increase in the Book Value of its common stock.

The income tax rate used for calculating the provision for income taxes for the interim periods was 40.8% in 1994 and 1993.

	Liquidity and Capital Resources
	-------------------------------
The Company's current ratio decreased from 1.64:1 at year-end to 1.44:1 at October 1, 1994. The consolidated long-term debt to equity ratio has decreased from 1.31:1 at January 1, 1994 to 1.02:1 at October 1, 1994, primarily due to lower borrowing levels.

Stockholders' equity increased approximately $4.1 million due to reinvested earnings of $5.3 million, proceeds from the sale of common stock of $0.2 million and the 1994 patronage dividend payable in common stock of $1.2 million partially offset by common stock purchases of $2.6 million.

Other Developments
- ------------------
	Proposed Merger with Spartan Stores, Inc.
	-----------------------------------------
	On September 30, 1994, the Boards of Directors of Roundy's and Spartan Stores, Inc. ("Spartan Stores") announced that on September 29, 1994, the companies signed a Memorandum of Intent to merge their respective companies. Under the terms of the proposed transaction, shareholders of each company would exchange the shares that they own in Spartan Stores or Roundy's for shares of common stock in a new corporation. Spartan Stores and Roundy's would operate as wholly owned subsidiaries of the new corporation.

	On November 14, 1994, the companies announced that merger discussions were terminated. With respect to the foregoing, reference is specifically made to the Current Reports on Form 8-K filed by the Company with the Commission on October 14, 1994 and November 21, 1994, which are incorporated in this Prospectus by reference (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE").

			     THE COMPANY


General
- -------
	Roundy's, Inc. and its subsidiaries (collectively the "Company") are engaged principally in the wholesale distribution of food and nonfood products to supermarkets and warehouse food stores located in Wisconsin, Illinois, Michigan, Indiana, Ohio, Iowa, Kentucky, Missouri, Pennsylvania, Tennessee and West Virginia. The Company also owns and operates 10 retail warehouse food stores under the name "Pick 'n Save," one limited assortment food store under the name "Mor For Less" and four conventional stores under the name "Cardinal Food Gallery" or "Buy Low Foods." The Company offers its retail customers a complete line of nationally-known name brand merchandise, as well as a number of its own private and controlled labels. The Company services 1,015 retail grocery stores.

	In addition to the distribution and sale of food and nonfood products, the Company provides specialized support services for retail grocers, including promotional merchandising and advertising programs, accounting and inventory control, store development and financing and assistance with other aspects of store management. The Company maintains a staff of trained retail counselors who advise and assist individual owners and managers with store operations.

	Roundy's, Inc. was incorporated in 1952 under the Wisconsin Business Corporation Law. The Company's executive offices are located at 23000 Roundy Drive, Pewaukee, Wisconsin 53072, and its telephone number is (414) 547-7999.

Operation as a Cooperative
- --------------------------
	Roundy's has historically operated its food wholesale business on a cooperative basis, and therefore determined its Federal income tax liabilities under Subchapter T of the Internal Revenue Code, which governs the taxation of corporations operating on a cooperative basis. Substantially all of the outstanding Class A Common is owned by the owners ("stockholder-customers") of 140 retail grocery stores serviced by Roundy's. These stockholder-customers, who own approximately 66% of the combined total of Class A Common and Class B Common, receive patronage dividends from Roundy's based on the sales of Roundy's to such stockholder-customers. The patronage dividend is payable at least 20% in cash and the remainder in Class B Common. Patronage dividends for the last three fiscal years were payable 30% in cash and 70% in Class B Common. See "Payment Of Patronage Dividends". Under Subchapter T of the Internal Revenue Code, patronage dividends are deducted by Roundy's in determining taxable income, and are generally taxable to the stockholder-customers (including the value of the Class B Common), for Federal income tax purposes.

	Roundy's anticipates that in the future it will continue to operate on a cooperative basis in substantially this manner, although it is not required to do so and its operation on this basis, as well as its practice of paying patronage dividends, could be terminated at any time by action of the Board of Directors.

The subsidiaries of Roundy's do not operate as cooperatives. The customers serviced by these subsidiaries are independent grocers, operating 875 retail stores. They do not receive patronage dividends. In addition, approximately 34% of the outstanding Roundy's Stock is held by employees or former customers of Roundy's and, although they participate in the accumulation of equity in the Company, they do not receive patronage dividends and do not own any Class A Common.

The applicable laws, regulations, rulings and judicial decisions affecting the determination of whether a corporation is operating on a cooperative basis for Federal income tax purposes under Subchapter T of the Internal Revenue Code are subject to interpretation. Although management believes that Roundy's qualifies as a cooperative for such purposes, Roundy's has not obtained, and does intend to seek, a ruling or other assurance from IRS that this is the case. If the Internal Revenue Service were to challenge the cooperative status of Roundy's, and if Roundy's were to be unsuccessful in defending such status, Roundy's might incur a Federal income tax liability with respect to patronage dividends previously paid to stockholder-customers during the tax years in question and deducted by Roundy's. Roundy's thereafter might incur significantly increased consolidated Federal income tax liabilities in future tax years.

Wholesale Food Distribution
- ---------------------------
The Company distributes a broad range of food and non-food products to its customers and to corporate-owned retail stores. The Company has seven product lines: dry grocery, frozen food, fresh produce, meat, dairy products, bakery goods and general merchandise. The Company has no long-term purchase commitments and management believes that the Company is not dependent upon any single source of supply. No source of supply accounted for more than 5% of the Company's purchases in fiscal 1993.

The Company sells brand name merchandise of unrelated manufacturers, including most nationally advertised brands. In addition, the Company sells numerous products under private and controlled labels, including "Roundy's," "Old Time," "Scot Lad," "Spring Lake," "Perfect Match," "Shurfine," "Price Saver," "Buyers' Choice," "Super Choice," "Sunny Valley," "Sunny Acres," "Sunny Acre Farms," "Classic," "Bonnie Blue," "Valu-Check'd," "Gold Coin," and "Meadow Moor Farms." Private label product sales for the Company accounted for $137,176,000, $148,074,000 and $128,132,000 of the Company's sales during fiscal 1993, 1992, and 1991, respectively.

As described above, Roundy's, exclusive of its subsidiaries, has historically operated on a cooperative basis with respect to its wholesale food distribution business. Roundy's cooperative operations accounted for approximately 36%, 34% and 31% of the Company's consolidated net sales and service fees for the fiscal years ended
January 1, 1994, January 2, 1993 and December 28, 1991, respectively.
At January 1, 1994, Roundy's had 83 stockholder-customers actively engaged in the retail grocery business, operating a total of 155 retail grocery stores. Roundy's cooperative wholesale food business is focused primarily in Wisconsin, where all but 21 of these 155 retail grocery stores are located (8 are in Illinois and 13 are in Indiana). At January 1, 1994 the Company (including its subsidiaries) had as customers 975 independent retail food stores and 682 convenience stores. Sales by the Company to the independent retail food and convenience stores accounted for 55%, 56% and 56% of the Company's consolidated net sales and service fees for the fiscal years ended January 1, 1994, January 2, 1993 and December 28, 1991, respectively.

The Company's primary marketing objective is to be the principal source of supply to both its stockholder-customers and other independent retailers. In an 11 state area the Company serviced 155 retail grocery stores operated by its stockholder-customers, 975 retail stores and 682 convenience stores operated by non-stockholders, and 19 Company-owned and operated retail stores during the fiscal year ended January 1, 1994. Of the Company's
				  22


consolidated net sales and service fees for this period, $459,206,000 or 18.5% were attributable to five customers, with one customer accounting for $169,193,700 or 6.8% of such sales. Approximately 83% or 941 retail store customers purchased less than $3,000,000 each from the Company in the fiscal year ended January 1, 1994. 102 customers owned more than one retail food store, with one customer owning 13 retail food stores.

The Company generally distributes its various product lines by a fleet of 270 tractor cabs and 650 trailers and some products are shipped direct from manufacturers to customer locations. Most customers order for their stores on a weekly basis and receive deliveries from one to five days a week. Orders are generally transmitted directly to a warehouse computer center for prompt assembly and dispatch of shipments. The Company has retail counselors and merchandising specialists who serve its customers in a variety of ways, including the analysis of and recommendation on store facilities and equipment; development of programs and objectives for establishing efficient methods and procedures for receipt, handling, processing, checkout and other operations; informing customers on latest industry trends; assisting and dealing with training needs of customers; and, if the need arises, acting as liaison or problem solver between the Company and the customers. The retail counselors and specialists are assigned a specific geographic area and periodically visit each customer within their assigned area.

The Company renders statements to its customers on a weekly basis to coincide with regular delivery schedules. Roundy's accounts of single store owners are considered delinquent if not paid on the statement date. Accounts of multiple store owners are considered delinquent if not paid within three days of the statement date. Accounts of Roundy's subsidiaries are considered delinquent if not paid within seven days of the statement date. The majority of accounts are collected via the Automated Clearing House ("ACH") system. Delinquent accounts are charged interest at the rate of prime plus 5%, computed on a daily basis. During each of the past three fiscal years, the Company's bad debt expense has been less than .28% of sales. In 1993, 1992 and 1991, the Company's bad debt expense was $6,738,600, $5,772,900 and $4,030,300, respectively.

Retail Food Stores
- ------------------
The Company operates three types of corporate stores (high volume-limited service retail "warehouse" stores, high value-limited assortment retail stores and conventional retail stores). The high volume-limited service warehouse stores are designated as "Pick 'n Save" which generally offer, at discount prices, complete food and general merchandise lines to the customer, emphasizing higher demand items, with stores ranging in square footage from 34,000 to 65,000 square feet per store. The high value-limited assortment retail stores are designated as "Mor For Less" which emphasize low cost, high value lines to the customer, with stores ranging in square footage from 15,000 to 24,000 square feet per store. Conventional retail stores operated under the name "Cardinal Food Gallery" or "Buy Low Foods" generally emphasize full service to the customer at competitive prices. These stores range in square footage from 25,000 to 42,000 square feet. The number of stores operated by the Company at the end of its three most recent fiscal years was as follows:

	Type of Store                1993               1992            1991
	-------------                ----               ----            ----
High Value-Limited Assort-
ment and High Volume-Limited
Service Stores (Warehouse
food stores......................     14                 14              19

Conventional Retail Stores.......      5                  5               5



					   23


Sales by Company-operated stores during the three most recent fiscal years were $238,724,000, $263,189,000 and $304,676,000 for 1993, 1992,
and 1991, respectively. The additional volume of wholesale sales generated by the retail stores owned and operated by the Company helps to reduce the overhead of the business and increases the Company's return to its stockholders.

Employees
- ---------
At the end of fiscal year 1993, the Company had employed full-time 1,183 executive, administrative and clerical employees, 1,463 warehouse and processing employees and drivers and 563 retail employees and had employed 1,952 part-time employees. Substantially all of the Company's warehouse employees, drivers and retail employees are represented by unions, with contracts expiring in 1995 through 1998. The Company considers its employee relations to be normal. However, during the third quarter of 1991 the Company experienced a 12-week labor dispute at the Milwaukee Division. There have been no other significant work stoppages during the last five years. Substantially all full-time employees are covered by group life, accident, and health and disability insurance.

Competition
- -----------
The grocery industry, including the wholesale food distribution business, is characterized by intense competition and low profit margins. The shifting of market share among competitors is typical of the wholesale food business as competitors attempt to increase sales in any given market. In order to compete effectively, the Company must have the ability to meet rapidly fluctuating competitive market prices, provide a wide range of perishable and nonperishable products, make prompt and efficient delivery, and provide the related services which are required by modern supermarket operations.

The Company competes with a number of local and regional grocery wholesalers and with a number of major businesses which market their products directly to retailers, including companies having greater assets and larger sales volume than the Company. The Company's customers and the Company's corporate stores also compete at the retail level with several chain store organizations which have integrated wholesale and retail operations. The Company's competitors range from small local businesses to large national and international businesses. The Company's success is in large part dependent upon the ability of its independent retail customers to compete with larger grocery store chains.

In the Milwaukee area, the "Pick 'n Save" group, which consists of both independently-owned and Company-owned stores, continues to be the market share leader with 47% of households in the Milwaukee metropolitan statistical area purchasing "most of their groceries" from "Pick 'n Save" as reported in the Milwaukee Journal Consumer Analysis Survey taken in the Fall of 1993.

In competing for customers, emphasis is placed on high quality and a wide assortment of product, low service fees and reliability of scheduled deliveries. The Company believes that the range and quality of other business services provided to retail store customers by the wholesaler are increasingly important factors, and that success in the wholesale food industry is dependent upon the success of the Company's customers who are also engaged in an intensely competitive, low profit margin industry.

Stockholder-Customers
- ---------------------
Substantially all of Roundy's (but not its subsidiaries) customers are also stockholders of Roundy's. Roundy's does not require that its stockholders buy merchandise exclusively from Roundy's or that they purchase a minimum amount of merchandise in order to remain


				  24


stockholders; however, for a stockholder-customer to remain a holder of Class A Common, Roundy's must be such stockholder-customer's principal source of supply. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON." In order to continue to be supplied by Roundy's, stockholders must meet certain minimum order quantities.

Generally, Roundy's will stop selling to a shareholder only when there has been nonpayment for merchandise delivered or indebtedness payable to Roundy's or the stockholder defaults in the payment of indebtedness that Roundy's has guaranteed. In the event of such a termination, Roundy's will repurchase such person's Common Stock subject to the limitations described under "REPURCHASE OF SHARES."

Each customer of Roundy's is required to maintain a buying deposit for each Active Customer it operates in an amount equal to the greater of $20,000 or the estimated amount of purchases by the Active Customer from Roundy's over a two week period (subject to Roundy's reserved right to increase the amount of the deposit required of any stockholder-customer). This deposit requirement may be satisfied by either a cash deposit in the specified amount (bearing no interest), or the collateral pledge of Class A Common and/or Class B Common. In either case, a stockholder-customer may make its entire deposit or payment in cash at the outset of its customer relationship, or it may fulfill part or all of its buying deposit requirement by means of weekly or monthly payments, in accordance with an amortization schedule forming a part of the Buying Deposit Agreement between such stockholder-customer and Roundy's. See "TERMS OF OFFERING--Buying Deposits; Application Of Deposited Funds," and Exhibit B attached hereto.

In addition to the buying deposit described above, Roundy's By-Laws provide that Roundy's has a lien against all outstanding Class A Common and Class B Common as security for the payment, from time to time and as often as the same may become due and payable, of any and all obligations of the holder to Roundy's and no shares of stock held by a stockholder-customer will be transferred on the books of Roundy's until all obligations of the stockholder-customer to Roundy's have been paid in full. To perfect its lien, Roundy's retains physical possession of the stock certificate and provides the stockholder with a photocopy thereof. If, at the time of a repurchase of stock from a stockholder-customer, that person has an unpaid obligation to Roundy's, or to any of its subsidiaries, the amount of that obligation will be deducted from the proceeds payable upon the repurchase of that stock. For a description of other restrictions on transfer of stock contained in the Company's By-Laws, see "DESCRIPTION OF STOCK--Restrictions on Transfer."

Payment of Patronage Dividends
- ------------------------------
Roundy's is obligated by Article V of its By-Laws, as amended, to pay a patronage dividend to its stockholder-customers out of and based upon net earnings from business done by Roundy's with such stockholder-customers in any fiscal year in an amount which would reduce the net income of the Company to such amount as will result in an increase of 10% in the Book Value of the outstanding Roundy's Stock as of the close of such fiscal year (calculated after the payment of patronage dividends). For example, Book Value at January 1, 1994 was $71.65 per share. No patronage dividends for the year ending December 31, 1994, may be paid until $7.17 (10% of $71.65) per share is added to such Book Value. Based upon the number of shares outstanding at January 1, 1994, earnings in the aggregate amount of $8,287,100 must be retained before patronage dividends may be paid. Any increase in Book Value over $7.17 must be distributed in the form of patronage dividends to the extent permitted by the Internal Revenue Code. Income from the operations of subsidiaries and other income, from such sources as investments in securities and the sale or exchange of capital assets, constitutes income derived from sources other than patronage and is not distributed as patronage dividends. Consequently, the Book Value may increase by more than 10% in any year.


				  25


Previous to the December 13, 1988 and the December 9, 1986 amendments to the By-Laws, which required the Book Value to increase by 12% and 15%, respectively, before patronage dividends were to be paid the specified Book Value increase was 12%. The Board of Directors annually reviews
Article V of its By-Laws to insure the requirements contained therein are consistent with Company goals. The increases in Book Value of Roundy's Stock outstanding for the last three years are as follows:

Fiscal       Increase in Book            Minimum Requirement
 Year        Value Per Share           Per Article V of By-Laws
- ------       -----------------         ------------------------
1993               10.1%                          10%
1992               10.8%                          10%
1991               10.6%                          10%

There can be no assurance that patronage dividends will be paid in the future, or, if paid, the amount or form of payment thereof. Roundy's is under no obligation to pay patronage dividends except to the extent provided by Article V of its By-Laws, and these By-Law provisions are subject to modification or repeal at any time by the Board of Directors. A copy of Article V of the By-Laws, as amended, is attached hereto as Exhibit C.

Patronage dividends, when paid, are payable in the fiscal year following the fiscal year in which accrued. At least 20% of the amount of patronage dividend must be paid in cash, but a greater percentage may be paid in cash depending on the cash needs of the Company at the time and the necessity of compliance with the terms of the Company's credit agreements.

Patronage dividends, if any, are determined on the basis of qualifying sales by Roundy's to its stockholder-customers. The amount distributed to any customer-stockholder is therefore based on that customer's sales volume and not its stock holdings. While stockholder-customers effecting larger purchases from Roundy's may have a greater stock equity interest in Roundy's, the voting power of such customers will not increase in proportion because each stockholder-customer is permitted to hold only 100 shares of Class A Common for each retail store it operates, and the shares of Class B Common distributed as patronage dividends are non-voting shares. (See "DESCRIPTION OF STOCK" and "VOTING TRUST".)

Sections 1381 through 1388 of the Internal Revenue Code provide that if 20% or more of the total patronage dividend is paid in cash and the balance in "qualified written notices of allocation", then Roundy's, when computing its taxable income, may deduct the total patronage dividend in determining its taxable income. Stockholder-customers who receive "qualified written notices of allocation" (Class B Common issued by Roundy's) are, in turn, required to include the full stated dollar amount of the Class B Common and the cash received in their respective tax returns as income when received. A "written notice of allocation" becomes "qualified" when the stockholder-customer consents to take the Class B Common into its income at the stated dollar amount. This consent occurs when a person signs a written consent or when such person becomes a stockholder or remains a stockholder after receiving written notice and a copy of Roundy's By-Law provision stating that a person becoming or remaining a stockholder of Roundy's shall be deemed to have given the requisite consent. Each new stockholder-customer is required to sign a consent which makes the certificates representing shares of Class B Common issued to that stockholder qualified written notices of allocation. The requirement to pay 20% of the patronage dividend in cash has had no material adverse effect on Roundy's.

The following table sets forth the total amount of patronage dividends paid to stockholder-customers with respect to purchases during the past four years, the percentage paid in cash and in securities and the number of shares of Class B Common issued:

						    Securities
						---------------------
Year Ended             Total Dividend   Cash %   %      No. of Shares
- -----------------      --------------   ------  --     --------------
January 1, 1994         $5,300,700       30     70          45,490
January 2, 1993          5,134,700       30     70          46,259
December 28, 1991        3,304,600       30     70          37,230
December 29, 1990        5,549,200       30     70          58,928

In each year in which patronage dividends are paid, the Board of Directors determines the percentage to be paid in cash and in Class B Common shares. This percentage is applied to the dollar amounts determined as the patronage dividend payable to each respective stockholder-customer, to determine the number of Class B Common shares to be distributed to such person. The total dollar amounts payable in cash and in securities in any given year to all stockholder-customers will not correspond exactly to the given percentages, principally because of rounding to avoid the issuance of fractional shares, and because patronage dividends payable to former stockholder-customers whose shares have been redeemed during the fiscal year are, in most cases, paid entirely in cash. Although a minimum of 20% of each recipient's total annual patronage dividend is required to be paid by Roundy's in cash, the cash portion may be insufficient, depending upon the income tax bracket of each recipient, to provide funds for the full payment of the federal income tax liability incurred by the recipient with respect to such patronage dividends.

The preceding discussion is only a summary of the most significant aspects of the taxation of cooperatives under the Internal Revenue Code, based on the understanding of the management of Roundy's, and should not be construed as tax advice to any individual stockholder, each of which should consult its own tax advisor for individual tax advice.

Roundy's may in its sole discretion pay patronage dividends to nonstockholder-customers. No such dividends have been paid in the last four years. Persons who are not customers of Roundy's are not entitled to receive patronage dividends. Computation of the amount of patronage dividends payable to stockholder-customers in any year is made after the determination of patronage dividends, if any, payable to nonstockholder-customers.

For further information with respect to patronage dividends, reference is made to Article V of Roundy's By-Laws, attached hereto as Exhibit C.

Stockholder-Customer Services
- -----------------------------
Roundy's provides a variety of services described below to its stockholder-customers to help them maintain a competitive position within the retail grocery industry. Roundy's charges for certain of these services and provides other services as a general stockholder-customer benefit. Such services are generally not offered to customers who are not stockholders, but upon specific request of such a customer some of these services may be rendered for a fee, in the discretion of the officers of Roundy's. Overall, the net income generated by these services is not material.

Roundy's services to stockholder-customers include the following:

1. Pricing Services. Substantially all of the stockholder-customers of Roundy's participate in one of three voluntary pricing program options. Under each option, the individual retailer retains full resale pricing discretion.

	a. Zone Pricing. For each item Roundy's delivers to stockholder-customer stores there have been established several suggested retail price zones. The stockholder-customer elects to have his merchandise invoiced and priced at one of these zones based on his competitive situation and location in the trading area. The retail


				    27


price that he chooses will be indicated on all of his invoices and on up to ten cases of each item in every delivery. Approximately 45% of the stockholder-customers participate in the suggested zone pricing service.

	b. Custom Pricing. Stockholder-customers who wish to create and maintain their own unique pricing structure participate in the "custom pricing" program. Subscribing stockholder-customers provide Roundy's with the retail price they wish to maintain on each item, and Roundy's indicates these figures on the invoices and on up to ten cases of each item in each delivery. The stockholder-customer may update this pricing structure weekly in accordance with changes in wholesale costs and competitive activity in his particular market area. Approximately 48% of the stockholder-customers participate in custom pricing.

	c. Special Individual Pricing ("SIP"). Those stockholder-customers desiring a more competitive pricing structure than zone pricing but with less administrative requirements than custom pricing may choose a SIP schedule. This allows a stockholder-customer to select from each of the zones certain categories of merchandise to meet his particular competitive needs. Suggested retail prices are changed periodically to reflect changes in the wholesale cost of the item. In all cases the stockholder-customer may make price changes on merchandise within their stores as required by their own competitive market situation. Approximately 7% of the stockholder-customers subscribe to SIP pricing.

2. Ordering Assistance. Roundy's provides various programs to increase the speed and efficiency of the order transmittal process. It sells or rents to retailers electronic units with which the retailer can transmit his orders electronically by telephone.

3. Point of Sale Host-Computer Support. Upon request, Roundy's will provide assistance to the retailer and computer support in connection with the retailer's adoption and use of scanners at the checkout counter.

4. Velocity Reports. If desired, Roundy's can provide detailed summaries of all items ordered by the retailer from Roundy's, together with pricing, prior period, and profit margin data.

5. Store Engineering. Roundy's Store Engineering department aids stockholder-customers in equipment procurement, store engineering and site development activities. For a fee, Roundy's will provide plat plans, floor plans, elevations and other drawings for new or remodeled stores, construction cost estimates and design consultation. In addition, the department can procure many types of store fixtures and equipment at a price reflecting a volume discount.

6. Customer Loans. Roundy's has maintained a continuous effort to assist qualified stockholder-customers to remodel and expand existing retail locations and to develop new retail outlets. The Company's loans receivable as of January 1, 1994 are summarized in the table below (2).

			       Outstanding
	    Number               Balance      Range of      Range of
	      of    Original     as of        Interest      Maturity
	    Loans    Amount     Jan. 1,1994    Dates          Dates
	   ------  ----------- ------------ -----------   -----------
Inventory,
Equipment
Loans        141    $33,967,000  $25,750,400  Variable(1)   1994-2011

________________

(1)     Variable rates based on the Company's cost of borrowing.

(2) The Company has guaranteed customer bank loans and customer leases amounting to $4,600,100 and $1,170,300, respectively at January 1, 1994. These amounts are not included in the table above.


				   28


7. Lease Program. The Company has a lease program under which it may in its discretion lease store sites and equipment for sublease to qualified customers. This enables customers to compete with large grocery store chains for store sites at favorable rates. The Company presently has such real estate and equipment leases with lease terms from 1994 to 2018. Aggregate lease rentals received under this program were $18,985,200, $18,590,300 and $17,326,800 in 1993, 1992 and 1991,
respectively.

8. Retail Accounting. Roundy's has a retail accounting program available for stockholder-customers using its data processing equipment and expertise. The service includes general ledger, payroll, personnel reports, sales and income tax returns, accounts payable and financial reporting. Stockholder-customers may select any one or more parts of the program or the complete package. Approximately 73 stores participate in this program. The service charges depend on the services received by the stockholder-customer.

9. Group Advertising. Roundy's regularly sponsors institutional brand advertising of Roundy's and Old Time products for all stores on a continuing basis. This advertising, which may include TV, radio, newspaper and anniversary sales is intended to help promote the sales of the Roundy's private label products. All stockholder-customers may utilize Roundy's Group Advertising Program. Each week these retailers receive ad planners with suggested feature items together with window signs, shelf talkers and newspaper layouts. The Group Advertising Staff assists the stores in the improvement of their local advertising program.

10. Bakery Program. Retailers participate in Roundy's bakery program, taking advantage of centralized buying. Three programs are offered:
rack service stocked by the bakery representative, with and without returns on unsold merchandise, and drop shipments without returns. All programs are delivered directly from the supplier to the retailer, but are billed through Roundy's.

11. Merchandising. Roundy's merchandising service advises customers on such matters as in-store promotions, internal store arrangements and shelf utilization.

12. Insurance. Roundy's has a general insurance agency that markets commercial property and casualty, personal lines, all group products, and life insurance. The agency primarily specializes in programs for the food industry.

13. Real Estate. Roundy's has a real estate department that provides site surveys, financial projections, business valuations, lease negotiations, and sales of supermarkets and residential properties.

14. Retail Training Programs. Roundy's has instituted and maintained an ongoing training program for its stockholder-customers. The planned programs include professionally conducted seminars relating to all departments of the store and management. The programs are also geared to present the retailers with up-to-date information on market changes and new innovations on energy, productivity and scanning. The program also makes available to the retailer a film library, home study courses, programmed instructions, manuals and an audiscan program to train fully all of the retailer's employees.

15. Miscellaneous Advisory Services. Roundy's has retail counselors and merchandising specialists, who serve the stockholder-customers in a variety of ways, including the analysis of and recommendations on store facilities and equipment; development of programs and objectives for establishing efficient methods and procedures for receipt, handling, processing, checkout and other operations; informing stockholder-customers on latest industry trends; assisting in dealing with training needs of stockholder-customers; and, if the need arises, acting as liaison or problem-solver between Roundy's and the stockholder-customer. The retail counselors and specialists are assigned specific geographic areas and periodically visit each customer within their assigned areas.
				    29

Real Estate
- -----------
The Company's principal executive offices are located in Pewaukee, Wisconsin. These offices are on a 63-acre site.

Wholesale activities are conducted by the Company from the following warehouses:
							   Approximate
							    Warehouse
Location                     Products Distributed         Square Footage
- --------                     --------------------         --------------
Wauwatosa, Wisconsin         All product lines,            745,000 (O)
			     except nonfood products

Mazomanie, Wisconsin         Dry groceries and             225,000 (L)
			     nonfood products

Westville, Indiana           All product lines,            557,000 (L)
			     except nonfood products

Lima, Ohio                   All product lines,            460,000 (O)
			     except produce and
			     nonfood products

Eldorado, Illinois           Dry groceries and             384,000 (O)
			     dairy products

Columbus, Ohio               All product lines,            320,000 (L)
			     except produce

Van Wert, Ohio               Nonfood products              115,000 (L)

Evansville, Indiana          Frozen foods and               94,000 (O)
			     meat

South Bend, Indiana          Frozen foods                   84,000 (L)

Muskegon, Michigan           All product lines,            215,000 (O)
			     except produce
		    O = Owned               L = Leased

The Company is subject to regulation by the United States Food and Drug Administration and to certain state and local health regulations in connection with the operations of its facilities and its wholesale food business. The Company has not been subject to any actions brought under such regulations in the past five years.

Transportation
- --------------
The Company's transportation fleet for distribution operations as of January 1, 1994, consisted of 270 tractor cabs and 650 trailers and 20 straight delivery trucks. In addition, the Company owns 60 automobiles and an airplane. Approximately 75% of the fleet is owned by the Company and the balance is leased.

Computers
- ---------
The Company owns most of its computers and related peripheral equipment. The computers are used for inventory control, billing and all other general accounting purposes. The computer systems are adequate for the Company's operations.

Legal Proceedings
- -----------------
The Company is not involved in any material litigation as either a plaintiff or defendant, nor is any other material litigation contemplated by Roundy's or, to the best of its knowledge, threatened against it.

				MANAGEMENT

The Directors and Executive Officers of Roundy's are as follows:


				Position(s) Held with Roundy's
      Name              Age     and Business Experience
- -----------------      -----    ------------------------------------------
John R. Dickson          64     Chairman and Chief Executive Officer since
				1993; President and Chief Executive
				Officer 1986-1993; Director since 1986
				(term expires 1995)

Gerald F. Lestina        52     President and Chief Operating Officer
				since 1993; Vice President of Wisconsin
				Region 1992-1993; President of Milwaukee
				Division 1986-1993; Director since 1991
				(term expires 1996)

Robert D. Ranus          54     Vice President and Chief Financial Officer
				since 1987; Director since 1987 (term
				expires 1997)

David C. Busch           46     Vice President of Administration since
				1993; Vice President of Human Resources
				1990-1993; Director of Human Resources
				1988-1989

Edward G. Kitz           41     Vice President & Treasurer since 1989;
				Vice President & Controller 1985-1988
				Secretary since 1995

Michael J. Schmitt       46     Vice President, Northern Region since
				1992; Vice President and General Manager of Milwaukee Division 1991; Vice President of Retail Development 1990-1991; Director of Retail Development 1988-1990

Roger W. Alswager        46     Vice President of Real Estate and Develop-
				ment since 1989; Director of Real Estate and Development 1986-1988

Londell J. Behm          44     Vice President of Advertising since 1987

John M. Granger          48     Vice President of Management Information
				Services since 1990; Vice President of
				Management Information Systems, Richfood,
				Inc. 1987-1990

Charles H.               52     Vice President, Logistics and Planning
Kosmaler, Jr.                   since 1993; Vice President of Adminis-
				trative Efficiencies 1992-1993; Vice
				President and Financial Operating Officer
				1990-1991; Vice President of Finance,
				Milwaukee Division 1988-1989

Marion H. Sullivan       48     Vice President of Marketing since 1989;
				President of Pick 'n Save 1989-1990;
				Executive Vice President and Chief
				Operating Officer, Pick 'n Save 1987-1988

Robert E. Bartels        57     Director since 1994 (term expires 1997);
				President and Chief Executive Officer of
				Martin's Super Markets, Inc., South Bend,
				Indiana

Charles R. Bonson        48     Director since 1994 (term expires 1997);
				President of Bonson's Foods, Inc., Eagle
				River, Wisconsin

Gary N. Gundlach         51     Director since 1990 (term expires 1996);
				President of G.E.M., Inc., McFarland,
				Wisconsin

George C. Kaiser         62     Director since 1986 (term expires 1995);
				Chairman and Chief Executive Officer,
				Hanger Tight Company since 1988; Chief
				Executive Officer, George C. Kaiser and
				Co. since 1988; Director of The Baird
				Funds, Inc. since 1992

George E. Prescott       47     Director since 1986 (term expires 1995);
				President and Chief Executive Officer of
				Prescott's Supermarkets, Inc., West Bend,
				Wisconsin

Brenton H. Rupple        70     Director since 1993 (term expires 1996);
				Retired Chairman of Robert W. Baird & Co.,
				Milwaukee, Wisconsin


Directors of Roundy's are elected by class and generally serve three-year terms; approximately one-third of the Board of Directors is elected annually. Of the nine members of the Board of Directors, three are currently Executive Officers of Roundy's (Messrs. Dickson, Lestina and Ranus) and three are stockholder-customers of Roundy's (Messrs. Bonson, Gundlach and Prescott). The terms of the Roundy's, Inc. Voting Trust provide that each year the Trustees will vote to elect one stockholder-customer, chosen by a plurality vote of the Voting Trust Certificate Holders, to serve a three-year term as Director; therefore, at any time there should be three "Retailer Directors" serving.

			DESCRIPTION OF STOCK

Authorized Shares
- -----------------
Roundy's is authorized by its Articles of Incorporation to issue 60,000 shares of Class A Common, $1.25 par value, and 2,400,000 shares of Class B Common, $1.25 par value. On October 1, 1994, 14,200 shares of Class
A Common and 1,153,805 shares of Class B Common were outstanding.

Voting Rights
- -------------
Holders of Class A Common are entitled to one vote for each share held, on all matters which are submitted to a vote of stockholders. Stockholders are not entitled to cumulative voting rights. All of the shares of Class A Common outstanding as of the date of this Prospectus are owned of record by the Trustees of the Voting Trust. Shares deposited in the Voting Trust will be voted in the manner provided in the Voting Trust Agreement. See "VOTING TRUST."

Except as otherwise required by law, holders of Class B Common are not entitled to vote on any matter submitted to a vote of the stockholders. The Wisconsin Statutes provide that the holders of the outstanding shares of a class of stock must be entitled to vote as a class upon any proposed merger, share exchange, sale of all or substantially all assets of a company or any amendment to the articles of incorporation which would, in either case, alter the rights, preferences, or relative status of the shares in any of a number of specified ways. These are the only circumstances in which holders of Class B Common are entitled to vote as stockholders.

Dividend Rights
- ---------------
Holders of Class A Common and Class B Common are entitled to such dividends as may be declared by the Board of Directors. However, Roundy's does not expect to pay any dividends in the foreseeable future other than patronage dividends as described under "THE COMPANY--Payment of Patronage Dividends." Stockholders who are not customers of Roundy's are not entitled to receive patronage dividends.

Liquidation Rights
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In the event of the voluntary or involuntary liquidation of Roundy's, the holders of Class A Common and Class B Common will be entitled to share ratably in the assets of Roundy's remaining after payment of all Roundy's liabilities.

Repurchase of Shares
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Subject to certain limitations, Roundy's is obligated to repurchase Class A Common and Class B Common upon written request from stockholders who have terminated or substantially reduced their customer or employee relationships with Roundy's. Roundy's may, but is not obligated to, purchase shares held by other stockholders. See "REPURCHASE OF SHARES."

Restrictions on Transfer
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Roundy's Articles of Incorporation provide that no shares of Class A Common or Class B Common may be transferred for any purpose (including, but not limited to, sales, gifts, testate or intestate inheritance or pledge) unless and until (i) such transfer has received the prior written consent of Roundy's or (ii) Roundy's has agreed in writing to repurchase such shares and has failed to satisfy such obligation.

The certificates representing Class A and Class B Common bear a legend setting forth the foregoing limitations on the resale of such shares.

Other Restrictions and Rights
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The Class A Common and Class B Common, the full consideration for which has been paid, will not be subject to any further calls or assessments by Roundy's. However, Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposes on stockholders personal liability in an amount equal to the par value of their respective shares, or in an amount equal to the consideration paid for such shares in the case of no-par value stock, for all debts owing to employees of Roundy's for services performed for Roundy's, not exceeding six months' service in any one case. In a split decision without precedential value, the Supreme Court of Wisconsin has affirmed a lower court ruling holding that "par value," for purposes of this statute, should be construed to mean the "subscription price paid for the stock."

Roundy's has a first lien upon any shares of its stock held by any stockholder for the amount of any indebtedness payable to the Company by such stockholder, and no sale or transfer of any such stock shall be made until all such indebtedness to the Company shall have been paid in full. See "THE COMPANY--Stockholder-Customers."

Transfer Agent
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Roundy's acts as its own transfer agent for its Class A and Class B
Common.

Reports to Stockholders
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Roundy's will furnish annual reports to its stockholders within 120 days after the end of each fiscal year which will include financial statements audited by independent certified public accountants.

			      VOTING TRUST

Each purchaser of Class A Common is requested, but not required, to deposit such shares in the Roundy's, Inc. Voting Trust (the "Trust"). Such requests will be made only by means of a Prospectus relating to the Voting Trust Certificates.

The Trust was established in August, 1971, (amended and restated in 1983 and amended in 1986), as the successor to an initial voting trust created at the time of the organization of Roundy's and will terminate in 1997. The main purpose for the establishment of the Trust, and its predecessor, was to insure the stability of management necessary to obtain long-term warehouse and other financing. At present, the Trust owns of record all of the outstanding Class A Common.

Stockholders depositing shares of Class A Common in the Trust will receive Voting Trust Certificates evidencing beneficial ownership of the number of shares deposited. Such certificates are not negotiable or transferrable.

The Voting Trust Agreement authorizes the Trustees to vote all shares deposited in the Trust, in their discretion, for the election of all but three of the Directors (there are currently nine Directors). On other matters submitted to a vote of stockholders (including the election of one Director each year), the Trustees are required to vote the shares deposited in the Trust as a block as directed by a vote of the holders of outstanding Voting Trust Certificates (with each share of Class A Common in the Trust entitling the depositor thereof to one vote). With respect to the election of the Director to be elected by the Voting Trust Certificate holders, the candidate receiving the greatest number of votes from among the Voting Trust Certificate holders shall receive all of the votes represented by shares held in the Voting Trust. On all other matters submitted to a vote of the Voting Trust Certificate holders, the shares of Class A Common held in the Voting Trust shall be voted as directed by a majority of the Voting Trust Certificate holders (except that, with respect to certain fundamental matters submitted to a vote of stockholders, including the merger of Roundy's, liquidation or sale of all its assets, the requisite approval is increased to a two-thirds majority of Voting Trust Certificate holders unless such action has been recommended by the Board of Directors). Because shares deposited in the Trust are voted as a block, a holder of Voting Trust Certificates who opposes a transaction such as a merger may have no statutory right to dissent from such transaction and demand payment for his shares of Class A Common deposited in the Voting Trust. A meeting of Voting Trust Certificate holders is held prior to each meeting of stockholders for the purpose of presenting to the Certificate holders the matters to be voted upon at the stockholders' meeting. The format of the Voting Trust Certificate holders' meeting follows that of a customary meeting of stockholders with respect to notice and the opportunity to vote in person or by proxy.

Persons holding certificates issued with respect to shares deposited in the Trust (as amended and restated) prior to December 16, 1983 have an annual right to withdraw such shares from the Trust. All other Voting Trust Certificate holders must wait until their shares of Class A Common have been on deposit for five full years before becoming entitled to withdrawal rights. No more than one-third of the total number of shares of Class A Common outstanding may be withdrawn in any single calendar year. The Trustees give notice of this right of withdrawal to each person entitled to withdraw shares on or before January 31 of each year, and all withdrawals must take place during the months of February or March.

All cash dividends received by the Trustees on the shares of Class A Common deposited in the Trust will be paid by them to the Voting Trust Certificate holders. Any stock dividends payable in Class A Common will be retained by the Trustees and a like number of additional Voting Trust Certificates will be issued to the depositors. In the event of a liquidation of Roundy's, all money or property received by the Trustees with respect to the stock deposited in the Trust will be distributed among the depositors in proportion to their respective stock interests in the Trust.

The Voting Trust Agreement provides that there shall be seven Trustees, consisting of two "Officer Trustees" (currently Gerald F. Lestina serves as one Officer Trustee - the other Officer Trustee position is vacant, but is expected to be filled in the near future), who shall be officers of Roundy's; two "Independent Trustees" (currently Robert R. Spitzer and Charles E. Stenicka), who shall be persons having executive business management experience who are independent from the management and stockholders of Roundy's; and three "Retailer Trustees" (currently John
A. McAdams, Duane G. Tate and David A. Ulrich), who shall be stockholder-customers of Roundy's but may not be Directors. The term of an Officer Trustee is determined by the Board of Directors, and an Officer Trustee automatically ceases to be a Trustee upon ceasing to be an officer of Roundy's. Retailer Trustees and Independent Trustees serve five-year terms. Successor trustees are appointed by majority vote of the remaining Trustees.

Mr. Stenicka is President of MR--The Management Association, Inc. Mr. McAdams is President and stockholder of McAdams, Inc., a stockholder-customer of Roundy's. Mr. Tate is President and principal stockholder of Tate Foods, Inc., a stockholder-customer of Roundy's. Mr. Ulrich is principal stockholder of Mega Marts, Inc., a stockholder-customer of Roundy's. For information concerning Mr. Lestina see "MANAGEMENT."

The Voting Trust may be deemed to be an "affiliate" of Roundy's, and the Trustees of the Voting Trust, as a group, may be considered to be "parents" of Roundy's, as these terms are defined in the Securities Act of 1933, as amended, and the regulations thereunder.

				  LEGAL MATTERS

The legality of the Class A Common and Class B Common offered hereby has been passed upon by Whyte Hirschboeck Dudek S.C., 111 East Wisconsin Avenue, Suite 2100, Milwaukee, Wisconsin 53202.

				  EXPERTS

The consolidated financial statements of Roundy's, Inc. and subsidiaries and the related consolidated financial statement schedules as of January 1, 1994 and January 2, 1993 and for each of the three years in the period ended January 1, 1994 included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

			      INDEMNIFICATION

Roundy's has, in its By-Laws, established a policy indemnifying officers and directors for liabilities and expenses arising out of their actions in their capacities as officers and directors. This would include indemnification for certain liabilities on the part of officers and directors under the Securities Act of 1933 (the "Securities Act"). It is the public policy of the state of Wisconsin, as expressed in Section
180.0859 of the Wisconsin Business Corporation Law, to require or permit indemnification against claims arising under federal law and state securities laws.

However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Roundy's pursuant to the foregoing provisions, Roundy's has been informed that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

		     INDEX TO FINANCIAL STATEMENTS





																	Page

Roundy's, Inc. and Subsidiaries Audited Financial Statements:

	Independent Auditors' Report                                    F-2

	Statements of Consolidated Earnings for each of
	  the three years in the period ended January 1, 1994           F-3

	Consolidated Balance Sheets at January 1, 1994
	  and January 2, 1993                                           F-4

	Statements of Consolidated Stockholders' Equity
	  for each of the three years in the period
	  ended January 1, 1994                                         F-6

	Statements of Consolidated Cash Flows for each of
	  the three years in the period ended January 1, 1994           F-7

	Notes to Financial Statements                                   F-8


Unaudited Financial Statements of Roundy's, Inc. and Subsidiaries:

	Consolidated Balance Sheets -
		October 1, 1994 and January 1, 1994                     F-14

	Statements of Consolidated Earnings -
		Thirteen Weeks and Thirty-Nine Weeks
		Ended October 1, 1994 and October 2, 1993               F-15

	Statements of Consolidated Cash Flows -
		Thirty-Nine Weeks Ended October 1, 1994
		and October 2, 1993                                     F-16

	Notes to Consolidated Financial Statements                      F-17